Registration Nos. 333-209413, 333-201701,

333-193750, 333-191466, 333-186923,

333-179566, 333-174092, 333-166535,

333-158668, 333-151382, 333-147202

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209413

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201701

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193750

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191466

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-186923

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179566

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174092

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-166535

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-158668

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151382

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147202

UNDER THE SECURITIES ACT OF 1933

INTELIQUENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	31-1786871
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of Principal Executive Offices)

Neutral Tandem, Inc. (n/k/a Inteliquent, Inc.) Amended and Restated 2007 Equity Incentive Plan

Neutral Tandem, Inc. (n/k/a Inteliquent, Inc.) 2003 Stock Option and Stock Incentive Plan

(Full Title of Plan)

Scott Sawyer

Secretary and General Counsel

Inteliquent, Inc.

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(312) 384-8000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Bradley Faris, Esq.

Latham & Watkins LLP

330 N. Wabash, Suite 2800

Chicago, Illinois 60611

(312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Inteliquent, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-209413, filed with the SEC on February 5, 2016, pertaining to the registration of 677,824 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Neutral Tandem, Inc. (n/k/a Inteliquent, Inc.) Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”);

•	Registration Statement No. 333-201701, filed with the SEC on January 26, 2015, pertaining to the registration of 669,169 shares of Common Stock issuable under the 2007 Plan;

•	Registration Statement No. 333-193750, filed with the SEC on February 4, 2014, pertaining to the registration of 644,292 shares of Common Stock issuable under the 2007 Plan;

•	Registration Statement No. 333-191466, filed with the SEC on September 30, 2013, pertaining to the registration of 111,826 shares of Common Stock issuable under the 2007 Plan;

•	Registration Statement No. 333-186923, filed with the SEC on February 27, 2013, pertaining to the registration of 646,692 shares of Common Stock issuable under the 2007 Plan;

•	Registration Statement No. 333-179566, filed with the SEC on February 17, 2012, pertaining to the registration of 630,402 shares of Common Stock issuable under the 2007 Plan;

•	Registration Statement No. 333-174092, filed with the SEC on May 10, 2011, pertaining to the registration of 663,324 shares of Common Stock issuable under the 2007 Plan;

•	Registration Statement No. 333-166535, filed with the SEC on May 5, 2010, pertaining to the registration of 672,570 shares of Common Stock issuable under the 2007 Plan;

•	Registration Statement No. 333-158668, filed with the SEC on April 21, 2009, pertaining to the registration of 647,147 shares of Common Stock issuable under the 2007 Plan

•	Registration Statement No. 333-151382, filed with the SEC on June 3, 2008, pertaining to the registration of 2,571,530 shares of Common Stock issuable upon the exercise of stock options granted under the Neutral Tandem, Inc. (n/k/a Inteliquent, Inc.) 2003 Stock Option and Stock Incentive Plan (the “2003 Plan”); and

•	Registration Statement No. 333-147202, filed with the SEC on November 7, 2007, pertaining to the registration of 2,873,613 shares of Common Stock issuable under the 2007 Plan and of 675,712 shares of Common Stock issuable upon the exercise of stock options granted under the 2003 Plan.

Pursuant to that certain Agreement and Plan of Merger, dated as of November 2, 2016, by and among the Registrant, Onvoy, LLC, a Minnesota limited liability company (“Parent”), and Onvoy Igloo Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct wholly owned subsidiary of Parent. The Merger became effective on February 10, 2017.

In connection with the closing of the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offerings, the Registrant is filing this Post-Effective Amendment to the Registration Statements to terminate the effectiveness of the Registration Statements and to remove from registration all securities registered, but not sold, thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, Minnesota, on February 10, 2017.

INTELIQUENT, INC.

By:	/s/ Scott Sawyer
Scott Sawyer
Secretary and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.